Exhibit 5

Beacon Law Advisors, PLLC

801 2nd Ave, Suite 614

Seattle, WA 98104

October 23, 2008

35, LLC

2311 N. 45th Street

Suite 310

Seattle, WA 98103

Attention: Mr. Jay T. Schwartz, President of Manager of 35, LLC

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to 35, LLC (“35”), in connection with a registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under Section 5 of the Securities Act of 1933, as amended, relating to the offering by 35 of an aggregate of 350,000 Class A preferred limited liability company units (the “Class A Shares”).

In connection with the foregoing, we have examined originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies. As to any facts material to such opinion, we have, without independent investigation, relied on certificates of public officials and certificates of officers or other representatives of 35.

Based upon the foregoing and subject to the other limitations set forth herein, we are of the opinion that the Class A Shares to be offered and sold pursuant to the Registration Statement will be validly issued, fully paid and non-assessable upon issuance pursuant to the terms of the Registration Statement.

We are members of the bar of the State of Washington and are not licensed or admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any jurisdiction other than the laws of the State of Washington, and the Federal laws of the United States.

We assume no obligation to advise you of any changes to this opinion which may come to our attention after the date hereof. This opinion may not be relied upon or furnished to any other person except the addressee hereof with out the express written consent of this firm.

Very truly yours,

/s/ Beacon Law Advisors, PLLC